Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 14, 2011 relating to the consolidated financial statements of Generex Biotechnology Corporation (a Development Stage Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears in such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

MSCM LLP

Toronto, Canada

September 12, 2012